The Tax-Exempt Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$194,283
Class B	$3,940
Class C	$7,234
Class F	$24,007
Total	$229,464
Class R-5	$4,632
Total	$234,096

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5012
Class B	$0.4088
Class C	$0.4019
Class F	$0.4915
Class R-5	$0.5220

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	431,535
Class B	9,642
Class C	20,023
Class F	64,465
Total	525,665
Class R-5	8,755
Total	534,420

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.19
Class B	$12.19
Class C	$12.19
Class F	$12.19
Class R-5	$12.19